Exhibit 10.1

March 22, 2018

John Siebert

78-6827 Kuhinanui

Kailua Kona, HA 96740

Dear John,

On behalf of Aradigm Corporation (the “Company”), we are very pleased to offer you the position of Interim Principal Executive Officer and Acting Principal Financial Officer, on the following terms:

START DATE: Your employment shall commence effective as of February 12, 2018.

POSITION: You will serve in an executive capacity and shall perform the duties of Interim Principal Executive Officer and Acting Principal Financial Officer as commonly associated with this position, as specified in the job description and in the Bylaws of the Company, and as required by the Board of Directors of the Company (the “Board”). You will report to the Board. The Company reserves the right to change this reporting relationship in the future to meet the needs of the Company.

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Your employment relationship with the Company shall also be governed by, and you will be required to comply with, the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. The Company reserves the right to change the Company’s general employment policies and procedures, from time to time in its discretion.

COMPENSATION: You will receive an annual salary of $224,900 (one-half the current CEO salary as directed by Board resolution), less standard payroll deductions and withholdings, payable bi-monthly on the 15th and last day of each month. In addition, you will receive a stock option grant of 96,000 shares every six months from your date of employment, each vesting six months from the date of grant, subject to your continued employment with the Company. In addition, you will be entitled to receive a bonus of up to $150,000 at the discretion of the Board

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subject to your continued employment with the Company upon the occurrence of milestones to be determined by the Board.

PERFORMANCE MILESTONES (Contingent Value Rights-CVR’s)

You will be entitled to receive the following amounts upon the achievement of the events set forth next to such amounts prior to the applicable dates regardless of whether you continue to be employed with the Company on such dates:

$75,000 for EMA approval of Linhaliq before 9/1/2019

$100,000 for US approval before 12/31/2023

$75,000 for Japanese approval of Linhaliq before 9/1/2024

$75,000 for approval of Linhaliq in China before 6/1/2025

in each case, payable upon completion.

You will receive 5 weeks paid vacation prorated on time of service. No employee benefits will accrue except participation in the Company 401K plan and paid vacation as specified above. You will receive hardship bonuses of $25,000 after 3 months of service and six months of service. You must be in good standing on the bonus entitlement date to earn and be eligible to receive a bonus. Your compensation terms (including base salary and bonus eligibility) are subject to review and change at the discretion of the Board (or any authorized committee thereof).

You will also serve as Executive Chairman of the Board of Directors. There is no additional compensation for that role.

The annual salary, bonus and other benefits described in this offer make up the entirety of the compensation package for your position with the Company.

EQUITY INCENTIVES: Subject to Board approval, the Company will issue you an option (the “Option”) to purchase 180,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Board. The option will be subject to monthly vesting in equal installments during a three-year vesting period subject to your continued service to the Company (as defined in the Plan), such vesting to begin the first month following your date of employment. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement.

TRAVEL: You will be eligible for expense reimbursement, including domestic airfare for domestic travel, business class airfare for international travel, and expenses to and from your home to Aradigm and to and from Aradigm business meetings as requested by Aradigm.

BENEFITS: You will be eligible to participate in the Company’s standard employee benefits plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the company to its executive employees generally, including group medical, dental and vision insurance coverage, disability insurance coverage, life insurance coverage, 401(k) Plan, employee stock purchase plan, paid vacation, and

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Company holidays. You will receive additional information concerning the Company’s benefits plans after you commence employment. You may accept these benefits within 30 days of your hire date or you may decline one or all benefits plans offered at your discretion. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT: As a condition of employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a form of which is attached hereto as Attachment A.

INDEMNITY AGREEMENT: The Company will enter into its standard form of Indemnity Agreement with you, a copy of which is attached as Attachment B.

PROTECTION OF THIRD PARTY INFORMATION: In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry of otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

OUTSIDE ACTIVITIES: Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind consent, in its sole discretion, to your service as a director of all other corporation or participation in other business or public activities, if it determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company. Dr. Siebert currently serves on the Board of Supernus Pharmaceuticals and was given prior Board approval in 2010.

AT-WILL EMPLOYMENT RELATIONSHIP: Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

MISCELLANEOUS: This letter, including that attached Proprietary Information Agreement and the Indemnity Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matters. Changes in your employment terms, other than those changes expressly reserved here into the Company’s or the Board’s discretion can only be pursuant to a

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277

written agreement approved by the Board and signed by you and a duly-authorized representative of the Board. This letter agreement will bind the heirs, personal representative, successors and assigns of both you and the Company, and insure to the benefit of both you and the Company, the heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or electronic signatures shall be equivalent to original signatures.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. If the terms of this offer are agreeable to you, please sign and return the letter to indicate your acceptance of employment with the Company on the terms set forth herein.

Sincerely,

/s/ Fred Hudson
Fred Hudson

/s/ Virgil Thompson
Virgil Thompson

Members of the Board of Directors

Aradigm Corporation

Understood, Accepted and Agreed:

/s/ John Siebert
John Siebert, Ph.D.

Effective Start Date: February 12, 2018

3929 POINT EDEN WAY 510-265-9000 TEL	HAYWARD, CA 94545 FAX 510-265-0277